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MI Developments Inc. 455 Magna Drive Aurora, Ontario, Canada L4G 7A9 Tel: 905-713-6322 Fax: 905-713-6332

MI DEVELOPMENTS INC.

RESCHEDULING OF CONFERENCE CALL
FOR THIRD QUARTER 2005 RESULTS

Aurora, Ontario, Canada, November 1, 2005 — MI Developments Inc. ("MID") (TSX: MIM.SV.A, MIM.MV.B; NYSE: MIM) has rescheduled the announcement of its financial results for the third quarter ended September 30, 2005 to Wednesday, November 9, 2005 before the opening of the market.

A conference call to discuss those results has also been rescheduled and will now be held on Wednesday, November 9, 2005 at 2:30 p.m. EST. The number to use for this call is 1-866-249-2165. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 416-640-4127. MID will also webcast the conference call at www.midevelopments.com. The conference call will be chaired by John D. Simonetti, Chief Executive Officer.

For anyone unable to listen to the scheduled conference call, the rebroadcast numbers will be: North America — 1-877-289-8525 and Overseas — 416-640-1917 (the reservation number is 21161290, followed by the number sign) and the rebroadcast will be available until Wednesday, November 16, 2005.

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. MID also holds a controlling investment in Magna Entertainment Corp., North America's number one owner and operator of horse racetracks, based on revenue, and among the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

For teleconferencing questions, please call Angie Palmer at 905-726-7106.

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MI DEVELOPMENTS INC. RESCHEDULING OF CONFERENCE CALL FOR THIRD QUARTER 2005 RESULTS